Independent Auditor's Consent
To the Shareholders and Board of Directors of Natural Resources Fund Inc.:
We consent to, with respect to the Natural Resources
Fund Inc., the references to our Firm under the headings
"Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.
KPMG Peat Marwick LLP
New York, New York
December 21, 1998